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                                                                  EXHIBIT 10.25

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement ("Agreement") is made and entered into as of March 29, 1996, by and between Paracelsus Healthcare Corporation, a California corporation ("Buyer"), and FHP, Inc., a California corporation ("Seller").

                                 R E C I T A L S
                                 - - - - - - - -

     A. Seller or FHP of Utah, Inc., a Utah corporation and a wholly-owned subsidiary of Seller ("FHP Sub") currently own, license or lease the assets used in Seller's hospital and associated operations ("Operations") located on the FHP Hospital Campus in Salt Lake City, Utah (the "Campus") including, (1) a general acute care hospital (the "Hospital"), (2) a medical office building and senior/specialty center (the "Senior Center"), (3) a child care center (the "Child Care Center"), (4) a utilities building (the "Utilities Building"), (5) certain excess land (the "Excess Land"), (6) a home health agency (the "Home Health Agency"), and (7) an administration building known as the service center, along with the associated land (the "Service Center"). It is the intent of the parties hereto that Seller sell substantially all of the assets in and constituting the Hospital, the Child Care Center, the Utilities Building, the Home Health Agency, the buildings which house the Senior Center and the Service Center, all of the Real Property (as such term is defined in Section 1.1(b) below) (collectively, the "Facilities") and the other assets provided for in
Section 1.1 hereof used in the operation of the Campus.

     B. Upon the terms and subject to the conditions set forth in this Agreement (1) Seller desires to sell, assign and transfer to Buyer, and Buyer desires to acquire from Seller, all of such assets, and (2) Seller desires to assign to Buyer, and Buyer is willing to assume from Seller, certain specified rights, obligations and liabilities relating to such assets.

     NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE OF ASSETS. On the basis of the representations and warranties of the parties hereto and subject to the terms and conditions set forth herein, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, on the Closing Date (as such term is defined in Section 2.1 hereof), for the consideration hereinafter provided, and, except for the Excluded Assets provided for in
Section 1.2 hereof, all of the following assets as of the Closing Date (collectively, the "Purchased Assets"), it being understood and agreed that in all instances where the provisions of this Agreement concern


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Purchased Assets which are actually held or owned by FHP Sub, or obligations or performance to be provided by FHP Sub, or representations and warranties to be made by FHP Sub, Seller shall cause FHP Sub to provide the necessary compliance:

          (a) all tangible personal property that is used or located in the Hospital, Child Care Center, Utilities Building, and Home Health Agency, including, without limitation, all supplies, materials, drugs, pharmaceuticals and medicines, products and other items in inventory ("Supplies")determined in accordance with Section 1.6 hereof, all artwork located in the Facilities, all furniture, fixtures, equipment and improvements used or located in the Hospital, Child Care Center, Utilities Building, the Service Center (except as identified on Schedule 1.1(a)-6), and Home Health Agency, and, provided Buyer and Talbert enter into the Radiology Agreement (as hereinafter defined), the radiology equipment located in the Senior Center as set forth on Schedule 1.1(a), and all owned or licensed computer systems, hardware and software and documentation thereof, (to the extent such computer systems, hardware, software and documentation are transferable and with any transfer fees to be paid by Buyer), and to the extent they only serve the Hospital, Child Care Center, Utilities Building, Home Health Agency, and Plant Operations (as hereinafter defined) and are included on Schedule 1.1 (which schedule identifies items to be transferred at Closing and items which may be transferred, at Buyer's option, upon expiration of the Data Processing Services Agreement), and all additional items set forth on Schedule 1.1(a) hereto relating to the Senior Center and 1.1(a)-l relating to the Service Center (collectively, "Personal Property"), excluding the Personal Property provided for on Schedule 1.1(a)-2 relating to the Hospital, Schedule 1.1(a)-3 relating to the Senior Center, Schedule 1.1(a)-4 relating to the Child Care Center, Schedule 1.1(a)-5 relating to the Utilities Building, and Schedule 1.1(a)-6 relating to the Service Center.

          (b) all of the interests in real property owned by Seller and used in the operation of the Campus, as more particularly described in the legal description and on the plat attached hereto as Schedule 1.1(b)-l and Schedule 1.1(b)-2, respectively (the "Land"), including, without limitation, the Hospital, the Child Care Center, the Service Center, the Senior Center, the Utilities Building and the Excess Land and all other buildings, structures, improvements, construction-in-progress and fixtures (collectively, the "Buildings") of every kind and nature now or hereafter located on the Land or forming a part thereof (the Land and the Buildings being referred to herein, collectively, as the "Real Property");

          (c) all property (including building systems) of Seller relating to the mechanical operation of the physical plant of the Buildings (including HVAC, plumbing and electrical systems and equipment, generators and the like) ("Plant Operations");


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          (d)  all intangible personal property ("Intangible Property") of
Seller relating to the Facilities, including, without limitation, the following:

               1. all licenses, permits, certificates, franchises, registrations, authorizations, filings, consents, accreditations, approvals and other indicia of authority relating to the Hospital, Child Care Center, Utilities Building, Home Health Agency, the Buildings or the Plant Operations, or renovation or construction on the Real Property (collectively, the "Licenses and Permits"), to the extent transferable, which transferable Licenses and Permits include, without limitation, those Licenses and Permits listed on
Schedule 1.1(d)(1) attached hereto;

               2. all operational and engineering information relating to the Facilities Plant Operations, including, without limitation, all available drawings and blueprints;

               3. the rights of Seller under all manufacturer's warranties and guarantees relating to the Purchased Assets;

               4. the rights of Seller under all software licenses (to the extent transferable and with any transfer fees to be paid by Buyer) which are held by Seller and used only to serve the Hospital, Child Care Center, Utilities Building, Home Health Agency, or Plant Operations listed on Schedule 1.1.

               5. all prepaid expenses and deposits which result in economic value to Buyer, and other advance payments relating to Contracts assumed by Buyer pursuant to Section 1.1(d)6 hereof and set forth on Schedule 1.1(d)(6) hereto ("Prepaid Expenses"), which amounts of Prepaid Expenses shall be determined in accordance with Section 1.6 hereof;

               6. the rights of Seller under all contracts relating to the Hospital (including contracts with vendors and providers of services to be provided to Seller's members and paid for by the Hospital, the Home Health Agency or hospitals of Buyer through which the services are provided) or Plant Operations and certain other specified contracts relating to the Operations (the "Contracts"), including, without limitation, all leases, occupancy agreements, licenses, concessions and all other rental contracts and similar agreements affecting the Hospital, Child Care Center, Utilities Building, Home Health Agency, the Buildings or Plant Operations or the use, occupancy, enjoyment, development or improvement of the Real Property, including the Agreement for Disposition of Land for Private Development dated July 2, 1990, between the Redevelopment Agency of South Salt Lake City and FHP Sub, to the extent permitted by the Redevelopment Agency, all of which Contracts, including those identified as requiring consent, are identified on Schedule 1.1(d)(6) attached hereto. (Buyer acknowledges that certain of the services provided by the Home Health Agency are currently provided by third party providers pursuant to agreements which are currently in full


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force and effect, and that Buyer shall take the Home Health Agency subject to all such agreements); and Buyer shall have the sole right to exclude any unacceptable contract from being listed on Schedule 1.1(d)(6), and if so excluded Buyer will not be liable therefor at any time.

               7. all copyrights, trade names, trademarks, service marks and patents listed on Schedule 1.1(d)(7) attached hereto ("Intellectual Property"); and

               8. All Hospital, Child Care Center and Home Health Agency accounts receivable of Seller or FHP Sub accrued and existing in respect to services provided prior to Closing, including all rights to reimbursement from payors (other than Medicare and Medicaid) relating to periods prior to the Closing other than those provided for in Sections 1.2(h), 10.7 and 10.9.1 hereof, ("Accounts Receivable"), it being agreed that the Purchase Price shall be adjusted accordingly by mutual agreement of the parties, prior to Closing;

          (e) original or true and correct copies of all (i) financial statements described in Section 3.4 hereof, (ii) books and records, Hospital inpatient and outpatient medical records, Hospital inpatient and outpatient lists, medical staff records, correspondence, files, manuals, policies and procedures used in the operation of the Hospital, Child Care Center, Utilities Building, Home Health Agency, the Buildings or Plant Operations and (iii) employment and personnel records relating to the Employees (as defined in Section 1.3) to be hired by Buyer pursuant to Article IX hereof;

     1.2 EXCLUDED ASSETS. The following items which are related to the Purchased Assets are not intended by the parties to be a part of the sale and purchase contemplated by this Agreement and are excluded from the Purchased Assets (said items being hereinafter referred to as the "Excluded Assets"): (a) restricted and unrestricted cash and cash equivalents; (b) temporary investments; (c) any records which by law, rule or regulation Seller is required to retain in its possession; (d) all prepaid expenses associated with the Senior Center or the Service Center and all prepaid expenses exhausted prior to Closing in the ordinary course of business; (e) all Senior Center and Service Center Supplies to the extent such supplies relate to Seller's business activities; (f) all items of equipment transferred or disposed of in accordance with Section 5.3(e) hereof; (g) any proprietary information contained in Seller's employee or operations manuals; (h) all notes and accounts receivable (other than the Accounts Receivable provided for in Section 1.1(d)(8) hereof); (i) all data processing equipment and systems not exclusively serving the Hospital, Child Care Center, Home Health Agency, Utilities Building and Plant Operations; (j) all data processing equipment or systems which Seller is not permitted to transfer to Buyer, or which cannot reasonably be separated and reconfigured to serve only the Hospital, Child Care Center, Home Health Agency, Utilities Building and Plant Operations; (k) the artwork described on Schedule 1.2(k) hereto;


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(l) all furniture, fixtures, trade fixtures and equipment located in the Senior
Center (other than the radiology equipment identified on Schedule 1.1(a)) and identified on Schedule 1.1(a)(3) hereto; (m) all furniture, fixtures, trade fixtures and equipment located in the Service Center and identified on Schedule 1.1(a)-6 hereto; (n) all copyrights, trade names, trademarks, service marks and patents not listed on Schedule 1.1(d)(7) hereto; and (o) all patient records other than Hospital, Home Health Agency or other related medical records.

     1.3 ASSUMED LIABILITIES. As of Closing, Buyer agrees to assume the future payment and performance of the following liabilities of Seller (collectively, the "Assumed Liabilities"): (a) the Contracts; and (b) Seller's obligations as of the Closing Date in respect of accrued vacation, sick leave and paid time off but only to the extent such accrued vacation, sick leave and paid time off is included as a credit to the Buyer in the Purchase Price adjustments set forth in
Section 1.6 below (the "Accrued Benefits") of Seller's employees at the Hospital, Child Care Center, Home Health Agency, Utilities Building and Plant Operations, except for those employees identified on Schedule 1.3, ("Employees"), the employment of whom as of the Closing Date shall be governed by Article IX, below. Buyer shall not be liable for (c) any claims arising from Seller's assignment and Buyer's assumption of the Assumed Liabilities to the extent that such claims are based on such assignment being unauthorized where consent is required, (d) uncured defaults in performance of the Assumed Liabilities for periods prior to Closing, and (e) unpaid amounts in respect of the Assumed Liabilities that are due prior to Closing.

     1.4  EXCLUDED LIABILITIES.  Except as expressly provided to the contrary in
Section 1.3 above, under no circumstance shall Buyer be obligated to pay or assume, and none of the Purchased Assets shall be or become liable for or subject to, any liability of Seller, including, without limitation, the following, whether fixed or contingent, recorded or unrecorded, known or unknown (collectively, the "Excluded Liabilities"):

          (a) indebtedness and other obligations or guarantees of Seller, including, without limitation, current liabilities of Seller and short-term and long-term indebtedness;

          (b) liabilities or obligations of Seller in respect of periods prior to Closing arising under the terms of the Medicare, Blue Cross or other third party payor programs, and any liability arising pursuant to the Medicare, Blue Cross or any other third party payor program as a result of the consummation of the transactions contemplated herein;

          (c) federal, state or local income, sales or other tax liabilities or obligations of Seller in respect of periods prior to Closing and any FICA, FUTA, workers' compensation and any and all other taxes or amounts due and payable as a result of the exercise by any of Seller's Employees of such Employees' right to vacation, sick leave and paid time off accrued while in


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the employ of Seller (to the extent not assumed pursuant to Section 1.3);

          (d) liability for any and all claims by or on behalf of Seller's Employees relating to periods prior to Closing, including, without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and liability for all employee wages and benefits, including, without limitation, accrued vacation, sick leave and holiday pay and taxes or other liability related thereto in respect of Seller's Employees (to the extent not assumed pursuant to Section 1.3), and including liability for any penalties for nonpayment of wages (whether in the form of wage continuation or otherwise) on account of wages earned by Seller's Employees relating to periods prior to Closing;

          (e) liabilities or obligations of Seller relating to any contract or commitment of Seller that is not assumed by Buyer;

          (f) liabilities or obligations arising out of any breach by Seller prior to Closing of any Contract;

          (g) any liability arising out of or in connection with claims for acts, omissions and medical malpractice relating to the ownership or operation of the Purchased Assets which occurred prior to Closing;

          (h) liability arising out of the failure to obtain any required consent to the assignment to Buyer of any Contract.

     1.5 PURCHASE PRICE. Buyer agrees to pay to Seller at Closing as the Purchase Price hereunder (the "Purchase Price") and in the manner hereinafter provided the amount of Seventy Million Dollars ($70,000,000):

          (a) PLUS the amount of all Prepaid Expenses acquired by Buyer determined in accordance with Section 1.6 below;

          (b)  PLUS the amount payable for Supplies, as calculated pursuant to
Section 1.6(d), below.

          (c) MINUS the amount of the Accrued Benefits provided for in Section 1.3.

          (d)  PLUS the amount of the Accounts Receivable provided for in
Section 1.1(d)(8), the value of which shall be mutually agreed upon by the parties prior to Closing.

The Purchase Price shall be paid in lawful money of the United States by wire transfer of immediately available funds, and shall be paid into an escrow to be established by mutual agreement of the parties, or in the event no such escrow is established, at Closing.


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     1.6  PURCHASE PRICE ADJUSTMENTS.

          (a) The adjustments provided for in Sections 1.5(a) through 1.5(d) shall initially be estimated as of the Closing Date. Using the latest available month end Financial Statements of Seller prepared in a manner consistent with the Financial Statements (as defined in Section 3.4), Seller shall prepare and deliver to Buyer at Closing an Interim Schedule of Purchased Assets and Adjustments as defined in Section 1.5 (the "Interim Schedule"). The Interim Schedule shall be delivered to Buyer at least three (3) business days prior to the Closing Date.

          (b) Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller a Final Schedule of Purchased Assets and Adjustment (the "Final Schedule") in respect of the Purchased Assets and adjustments provided for in Sections 1.5(a) through 1.5(d) as of the Closing Date and a schedule or schedules detailing any adjustment of the Purchase Price required by such Final Schedule. The Final Schedule, which shall be prepared in a manner consistent with the Interim Schedule, shall be used to determine Purchase Price adjustments for the items provided for at Sections 1.5(a) through 1.5(d). Until the parties have finally resolved all post-Closing adjustments to the Purchase Price, Seller shall have full access to the relevant financial books and records of Buyer for a period of one hundred twenty (120) days following the Closing to confirm or audit the Final Schedule and the values assigned to the items provided for at Sections 1.5(a) through 1.5(d) as of the Closing Date.

          (c) In the event Seller disputes any entry on the Final Schedule that is relevant to the Purchase Price adjustments contemplated by Sections 1.5(a) through 1.5(d), or Seller disputes the amount of any post-Closing adjustments proposed by Buyer, and in the further event Buyer and Seller cannot resolve such dispute(s) within thirty (30) days after Seller notifies Buyer in writing of such dispute(s) (provided such notice from Seller must be sent to Buyer within twenty (20) days of its receipt of the Final Balance Sheet from Buyer), then Buyer and Seller agree that the firm of Arthur Andersen, independent certified public accountants (the "Accountants") shall review the matter(s) in dispute. Such review shall include an audit of the appropriate line items of the Final Schedule necessary to calculate the post-Closing adjustments if such audit is recommended by the Accountants in order best to conduct such review and such recommendation is approved by Buyer and Seller. The cost of such review, including such audit if so recommended and approved, shall be paid 50% by Buyer and 50% by Seller. Within 30 days after Seller's receipt of the audited Final Schedule from Buyer or, if disputed as set forth above, within five (5) days after the parties resolve such matter (or within five (5) days after the parties' receipt of the decision from the Accountants), the Purchase Price shall be recalculated based on the relevant entries set forth in the Final Schedule as such entries may be adjusted based on the resolution of the parties, if any, or the decision of the Accountants; and, based on such recalculation, either (i) Seller shall pay Buyer in cash in


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immediately available funds the amount of any decrease in the Purchase Price, or
(ii) Buyer shall pay Seller in cash in immediately available funds the amount of any increase in the Purchase Price. Notwithstanding the foregoing, any proposed Purchase Price adjustment must exceed $25,000 individually or $50,000 in the aggregate before the Accountants shall be engaged, or any Purchase Price adjustment paid. Disputed Purchase Price Adjustments below these amounts shall be shared equally between Buyer and Seller.

          (d) No more than ten (10) days prior to the Closing Date, Buyer and Seller shall conduct a physical inventory of usable and nonobsolete Supplies on hand (the "Inventory"). In the event either party disputes the characterization of the Supplies included in this Inventory, such dispute shall be submitted to the Accountants for resolution within three (3) days after the dispute arose. The existence of such dispute shall not preclude or delay the Closing and the decision of the Accountants will be reflected in a post-Closing adjustment to the Purchase Price. Based on such inventory, Buyer and Seller shall value the Inventory using the lesser of cost or fair market value as of the date of such inventory and Seller shall prepare a schedule thereof. The value of the Inventory shall be increased or decreased, as appropriate, to reflect the value of the additions to, and deletions from, the Inventory on the Final Schedule.

     1.7 PRORATION. After the Closing Date, Seller and Buyer shall prorate as of the Closing Date, any amounts which become due and payable on and after the Closing Date with respect to (a) the Contracts, (b) ad valorem taxes, if any, on the Purchased Assets, (c) property taxes on the Purchased Assets, and (d) all utilities servicing any of the Purchased Assets, including without limitation, water, sewer, telephone, electricity and gas service.

     1.8 ALLOCATION OF PURCHASE PRICE. For all purposes, including, without limitation, federal and state income tax, and Medicare, Medicaid, CHAMPUS and other third-party health insurance reporting, the Purchase Price shall be allocated among the Purchased Assets, Seller's covenant not to compete as described in Section 10.8 (Seller's Covenant Not to Compete) the Ancillary Agreements (as defined in Section 7.12), and the tax increment (to the extent transferable) provided for in Schedule 1.8(a), it being acknowledged and agreed by Buyer and Seller that the value of such items account for a significant portion of the Purchase Price, in the manner set forth on a Schedule 1.8(b) to be mutually agreed upon on or before May 1, 1996, but in any event no later than the Closing Date. Seller and Buyer shall report this transaction in accordance with such allocation and shall file with the appropriate tax authorities all forms or returns, including Internal Revenue Service Form 8594, required with respect to such transaction. Each party shall also report this transaction to Medicare, Medicaid, CHAMPUS and other third-party health insurance payors (to the extent Seller's participation in any such programs makes such reporting necessary) in accordance with such allocation.


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     1.9  DISCLAIMER OF WARRANTIES.  Except as expressly set forth in Article
III hereof, the Purchased Assets shall be transferred in their condition on the Closing Date, "AS IS," WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, ANY AND ALL OF WHICH WARRANTIES (BOTH EXPRESS AND IMPLIED) SELLER HEREBY DISCLAIMS. All of the Purchased Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the Supplies up to the Closing.

     1.10 SENIOR CENTER FURNITURE, FIXTURES, EQUIPMENT AND IMPROVEMENTS. In connection with the Senior Center furniture, fixtures, equipment and improvements being retained by Seller pursuant to Section 1.2 hereof (the "Excluded FF&E"), the parties hereby agree that Buyer shall have the right and option at any time following the seventh (7th) anniversary of the Closing hereunder to acquire the Excluded FF&E for a purchase price of One Hundred Dollars ($100.00). Upon Buyer's exercise of such right and payment of the purchase price, Seller will deliver to Buyer a bill of sale transferring ownership of the Excluded FF&E to Buyer. Following Buyer's acquisition of the Excluded FF&E, and for so long as the Senior Center is occupied by the original tenant or a permitted successor ("Tenant") under the Senior Center Lease, Seller shall have the right and option to lease the Excluded FF&E from Buyer for One Dollar ($1.00) a year, and the right to sublease the Excluded FF&E to Tenant. Seller shall at all times maintain the Excluded FF&E in good condition and repair, including replacement as necessary, except for ordinary wear and tear. All Senior Center furniture, fixtures and equipment acquired after the Closing shall be and remain the property of the party who acquired it, except replacement items.

     1.11 DATA PROCESSING EQUIPMENT. The parties acknowledge that following the Closing, the data processing equipment to be used by Seller or FHP Sub to provide services pursuant to the Data Processing Services Agreement (the "Services Equipment") and certain other data processing equipment (the "Other Equipment") will remain in one or more of the Buildings for a period not to exceed the greater of (i) six (6) months or (ii) the term of the Data Processing Agreement plus an additional three (3) months. Buyer hereby agrees to permit the Services Equipment and the Other Equipment to remain on such property at no cost, to provide appropriate security and environmental conditions for such equipment and reasonable access thereto.


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                                   ARTICLE II
                                    CLOSING

     2.1 CLOSING/ANCILLARY AGREEMENTS. (a) Upon the satisfactory completion or waiver of all conditions precedent set forth in Article VII and Article VIII of this Agreement, consummation of the sale and purchase of the Purchased Assets and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place on the later of May 1, 1996 or the beginning of the Employee payroll period following the date on which Buyer's and Seller's conditions precedent have been satisfied or waived (but in all events by July 31, 1996) (the "Closing Date"). The Closing shall take place at such location as the parties may mutually designate in writing.

          (b) If, for any reason (including the existence of a dispute between the parties), the sale and purchase of the Purchased Assets provided for in this Agreement has not been consummated by July 31, 1996, either party shall have the right on written notice to the other to immediately terminate any or all of the Ancillary Agreements provided for in Sections 2.2 (d) through 2.2 (n) and 2.3
(c) through 2.3 (m) hereof (to the extent entered into prior to the Closing). Should either party exercise this right, except for this Section 2.1(b) (which shall survive any termination of this Agreement), and except as provided in
Section 10.2(bb) of this Agreement, the terminated Ancillary Agreements shall be terminated in their entirety and rendered null and void and of no force or effect for any purpose whatsoever. Following such terminations, neither party hereto, nor their parents, subsidiaries or Affiliates or any of their respective employees, officers, directors or shareholders shall have any further obligations under such terminated Ancillary Agreements, except that such terminations shall be without prejudice to the rights either party may have arising out of any breach of such terminated Ancillary Agreements.

     2.2 ACTIONS OF SELLER AT CLOSING. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

          (a) a special warranty deed (the "Deed"), fully executed by Seller in recordable form, conveying to Buyer good and marketable fee title to the Real Property described in Schedule 1.1(b), subject only to the "Permitted Exceptions," as hereinafter defined;

          (b) a General Bill of Sale and Assignment (the "Bill of Sale"), fully executed by Seller, conveying to Buyer good and marketable title to all tangible assets which are a part of the Purchased Assets and valid title to all transferable intangible assets which are a part of the Purchased Assets, free and clear of all liabilities, claims, liens, security interests and restrictions (other than the Assumed Liabilities);

          (c) an Assignment of Contracts (the "Assignment of Contracts"), fully executed by Seller, conveying to Buyer Seller's interest in the Contracts;

          (d) the Data Processing Services Agreement (the "Data Processing Services Agreement") as described and provided for in Section 10.1(a) hereof, fully executed by Seller;

          (e) the Senior Center Lease (the "Senior Center Lease") as described and provided for in Section 10.1(b) hereof, fully executed by TMMC;

          (f) the Service Center Lease (the "Service Center Lease") as described and provided for in Section 10.1(c) hereof, fully executed by Seller or FHP Sub;

          (g) the Laboratory Services Agreement (the "Laboratory Services Agreement") as described and provided for in Section 10.1(d) hereof, fully executed by Talbert;

          (h) the Radiology Agreement (the "Radiology Agreement") as described and provided for in Section 10.1(e) hereof, fully executed by Talbert;

          (i) the Residency Program Agreement (the "Residency Program Agreement") as described and provided for in Section 10.1(f) hereof, fully executed by either TMMC or FHP Sub;

          (j) the Provider Agreement (the "Provider Agreement") as described and provided for in Section 10.1(g) hereof, fully executed by FHP Sub;

          (k) the Management Agreement (the "Management Agreement"), if mutually determined to be necessary, provided for in Section 10.1(h) hereof, fully executed by Seller and/or FHP Sub;

          (l) the Escrow Agreement (the "Escrow Agreement"), if mutually determined to be necessary, provided for in Section 10.1(i) hereof, fully executed by Seller;

          (m) the Letter Agreement (the "Letter Agreement") between Buyer and TMMC, as described and provided for in Section 10.1(j) hereof, fully executed by TMMC;

          (n) the Rehabilitation Agreement (the "Rehab Agreement") as described and provided for in Section 10.1(k) hereof, fully executed by Talbert;

          (o) an Owners Policy of Title Insurance covering the Real Property as described and provided pursuant to Section 7.7 hereof together with the Survey of the Real Property described and provided pursuant to Section 7.7 hereof;


                                       -11

          (p) copies of resolutions duly adopted by the board of directors of Seller authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of Closing, by the appropriate officers of Seller;

          (q) certificates of incumbency for the respective officers of Seller executing this Agreement or any other instrument, agreement or certificate to be delivered by Seller;

          (r) certificates of the President or a Vice-President of Seller and FHP Sub, respectively, certifying that each covenant and agreement of Seller and FHP Sub, respectively, to be performed prior to or as of the Closing pursuant to this Agreement has been performed in all material respects;

          (s) certificates of the President or a Vice-President of Seller and FHP Sub, respectively, certifying that each of the representations and warranties of Seller and FHP Sub, respectively, set forth herein is true and correct in all material respects as of the Closing Date;

          (t) certificates of existence and good standing of Seller from the state in which it is incorporated, dated the most recent practical date prior to Closing; and

          (u) such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Buyer's obligations hereunder.

     2.3 ACTIONS OF BUYER AT CLOSING. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

          (a)  the Purchase Price;

          (b) an Assumption Agreement, fully executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Contracts and Assumed Liabilities as herein provided;

          (c)  the Data Processing Services Agreement, fully executed by Buyer;

          (d)  the Senior Center Lease, fully executed by Buyer;

          (e)  the Service Center Lease, fully executed by Buyer;

          (f)  the Laboratory Services Agreement, fully executed by Buyer;

          (g)  the Radiology Agreement, fully executed by Buyer;

          (h)  the Residency Program Agreement, fully executed by Buyer;

          (i)  the Provider Agreement, fully executed by Buyer;

          (j)  the Management Agreement, fully executed by Buyer;

          (k)  the Escrow Agreement, fully executed by Buyer;

          (l)  the Letter Agreement, fully executed by Buyer;

          (m)  the Rehab Agreement, fully executed by Buyer;

          (n) copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of Closing by an appropriate officer of Buyer;

          (o) certificates of incumbency for the respective officers of Buyer executing this Agreement or any other instrument, agreement or certificate to be delivered by Buyer;

          (p) certificate of the President or a Vice-President of Buyer certifying that each covenant and agreement of Buyer to be performed prior to or as of the Closing pursuant to this Agreement has been performed in all material respects;

          (q) certificate of the President or a Vice-President of Buyer certifying that each of the representations and warranties of Buyer set forth herein is true and correct in all material respects as of the Closing Date;

          (r) certificates of existence and good standing of Buyer from the state of its organization or incorporation, each dated the most recent practical date prior to Closing;

          (s) such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Seller's obligations hereunder.

     2.4 ADDITIONAL ACTS. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to more effectively convey and transfer full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Purchased Assets; provided, however, that no such instrument or action shall expand in any way the scope of liability of Seller as set forth herein. In the case of Contracts and rights which cannot be transferred effectively without the consents of third parties, upon the request of Buyer, Seller shall use its reasonable best efforts (but without liability to Buyer in the event Seller is ultimately unable to obtain such consents despite such reasonable best efforts) to obtain such consents promptly. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets. Additionally, Seller and Buyer shall cooperate with and use their respective best efforts at the sole cost and expense of the requesting party, to have their respective former and present directors, officers, general partners and employees cooperate with each other party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the Purchased Assets.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As of the date hereof and as of the Closing Date, Seller represents and warrants to Buyer the following:

     3.1 CORPORATE CAPACITY. Seller and FHP Sub are corporations, duly organized and validly existing in good standing under the laws of their respective states of incorporation and both have the requisite power and authority to enter into this Agreement, perform their obligations hereunder and to conduct their business as now being conducted.

     3.2 CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery and performance of this Agreement by Seller and all other agreements referenced herein or ancillary hereto to which Seller is a party and the consummation of the transactions contemplated herein by Seller:

          (a) are within Seller's corporate powers, are not in contravention of law or of the terms of Seller's Articles of Incorporation, Bylaws or any amendments thereto and have been duly authorized by all appropriate corporate action;

          (b) to the best of Seller's knowledge after reasonable inquiry (as this phrase is defined in Section 3.18 (Reasonable Inquiry)), except as set forth in Schedule 3.2(b), or otherwise expressly herein provided, do not require any approval or consent of, or filing with, any governmental or regulatory agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

          (c) will neither conflict with nor result in any breach or contravention of, nor permit the acceleration of the maturity of the Assumed Liabilities, or the creation of any lien, charge or encumbrance affecting any of the Purchased Assets;

          (d) will not violate any statute, law, rule or regulation of any governmental or regulatory authority to which Seller or the Purchased Assets may be subject; and

          (e) will not violate any judgment of any court or governmental or regulatory authority to which Seller or the Purchased Assets may be subject.

     3.3 BINDING AGREEMENT. This Agreement and all agreements to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller, and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability against Seller may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     3.4 FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of all available financial statements (the "Financial Statements") of the Hospital and Home Health Agency for the two (2) fiscal years of Seller ended June 30, 1995, and for the two fiscal quarters ended September 30, and December 31, 1995 (the "Balance Sheet Date"). For each of the monthly periods thereafter, up to and including the monthly period immediately prior to the execution date of this Agreement, Seller will promptly deliver, as prepared, monthly Financial Statements. Such Financial Statements have been and will be prepared in a consistent manner throughout the periods indicated, and consistent with financial statements previously provided to Buyer by Seller. The Financial Statements do and will present fairly the financial condition of the Hospital and Home Health Agency and the results of their related operations for the periods indicated thereon. Since the Balance Sheet Date, there have occurred no material adverse changes in the financial condition or business of the Facilities as reflected in such financial statements. In this connection, Buyer understands and acknowledges that Seller's business is subject to fluctuations in enrollment from time to time, and that such fluctuations may have an effect on Seller's Financial Statements. In addition, Seller has delivered to Buyer copies of Seller's annual financial statements for the two (2) fiscal years of Seller ended June 30, 1995, and unaudited quarterly statements of Seller filed with the California Department of Corporations for the two fiscal quarters ended September 30, and December 31, 1995. Such financial statements have been prepared in accordance with generally accepted accounting principles.

     3.5 SELLER'S LIABILITIES. To the best of Seller's knowledge after reasonable inquiry, except as disclosed in the Schedules provided for herein, Seller has no known or material liabilities relating to the Purchased Assets.

     3.6 LICENSES. The Hospital is duly licensed by the Utah Department of Health as a 125-bed general, acute care hospital. The units and ancillary departments located at the Hospital which are required to be specifically licensed are duly licensed by the appropriate state agencies. To the best of Seller's knowledge after reasonable inquiry, Seller has delivered to Buyer an accurate list, and complete copies (Schedule 3.6) of all material licenses and permits and of all other franchises, owned or held by Seller relating to the ownership, development or operation of the Hospital and the Purchased Assets, all of which are now and as of Closing shall be in good standing. Schedule 3.6 also contains a true and correct copy of all the Hospital's state licensing reports and any and all citations and statements and list of deficiencies in Seller's possession. To the best of Seller's knowledge after reasonable inquiry, there are no, and at Closing there will be no, provisions in, or agreements relating to any such licenses and permits which would preclude or limit the Buyer from operating the Hospital and using all the beds of the Hospital as they are currently classified. To the best of Seller's knowledge after reasonable inquiry, there are no fire code violations in the Facilities. Seller has delivered to Buyer the most recent fire marshall survey and list of deficiencies, if any. Except as provided in Schedule 3.6, Seller has cured all deficiencies noted therein.

     3.7 MEDICARE PARTICIPATION/ACCREDITATION. The Hospital is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs, and is in compliance in all material respects with the conditions of participation in such programs. To the best of Seller's knowledge after reasonable inquiry, there is no proceeding or investigation pending, or threatened, involving or affecting the Hospital's continued participation in such programs. The Hospital has been awarded a three-year accreditation by the Joint Commission on Accreditation of Healthcare Organizations (the "JCAHO") . Attached as Schedule 3.7 hereto are true and complete copies of all of the Hospital's JCAHO survey reports and all of the Hospital's statements of deficiencies and plans of correction ever issued or prepared.

     3.8 REGULATORY COMPLIANCE. Except as set forth on Schedule 3.8 hereto, Seller is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all regulatory, federal, state and local commissions, boards, bureaus and agencies having jurisdiction over the Hospital and the operations of the Hospital, Child Care Center and Home Health Agency and Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the Purchased Assets.

     3.9 AGREEMENTS. Seller has delivered to Buyer an accurate list of all material contracts (other than contracts with current providers of home health services), leases and agreements related to the Purchased Assets or the operation thereof, to which Seller or FHP Sub is a party or BY which Seller or FHP Sub or any of the Purchased Assets are bound (including, without limitation, provider based physician agreements, agreements with health maintenance organizations, preferred provider organizations or other alternative delivery systems, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements). To the best of Seller's knowledge after reasonable inquiry, Seller has delivered true, correct and complete copies of all such agreements to Buyer.

     3.10 THE CONTRACTS.  Seller warrants and represents that:

          (a) The Contracts constitute the valid and legally binding obligations of Seller or FHP Sub and are enforceable against Seller or FHP Sub in accordance with their terms (it being understood and agreed that this representation and warranty is made only for the benefit of Buyer, its successors and permitted assigns, and that nothing herein shall be deemed or construed to constitute an admission in favor of any third party or any party to any of the Contracts, other than an Affiliate as defined in Section 9.5), except as enforceability against Seller may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity;

          (b) Each Contract constitutes the entire agreement by and between the respective parties thereto with regard to the subject matter thereof;

          (c) All obligations required to be performed under the terms of the Contracts have been performed in all material respects, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under the Contracts and each of such Contracts (except for any which may have expired) is now and will be upon and immediately after the Closing in full force and effect without default on the part of the parties thereto;

          (d)  Subject to Section 12.3, except as expressly set forth on
Schedule 1.1(d)-6 none of the Contracts requires consent to the assignment to and assumption by Buyer; and Seller, with Buyer's full cooperation and assistance, will use Seller's reasonable best efforts to obtain any required consents prior to Closing, but without liability of Seller to Buyer in the event Seller is ultimately unable to obtain such consents despite such reasonable best efforts; and

          (e) The assignment of the Contracts to and assumption of such Contracts by Buyer will not result in any penalty, premium or variation of the rights, remedies, benefits or obligations of any party thereunder.

     3.11 EQUIPMENT. Seller has delivered to Buyer a schedule as of the Balance Sheet Date (Schedule 3.11) which to the best of Seller's knowledge, takes into consideration all the equipment associated with, or constituting any part of the Purchased Assets. Since the Balance Sheet Date, Seller has not sold or otherwise disposed of any item of equipment having a value in excess of $5,000.00 associated with or constituting any part of the Purchased Assets. Inventory and Supplies are carried at cost on a first in, first out basis and are properly stated in the Financial Statements of Seller.

     3.12 REAL PROPERTY. There exist no unrecorded restrictions, agreements, claims or other encumbrances not covered by Title Insurance which cause title to the Real Property to be unmarketable other than Permitted Encumbrances or which materially interfere with any use by Buyer, of the Purchased Assets in a manner consistent with the current use thereof by Seller. The Real Property will be conveyed to Buyer subject only to current taxes not yet due and payable, and Permitted Encumbrances and other matters waived by Buyer.

          (a) If any lien, other than a Permitted Encumbrance (as that term is defined in Section 7.7(a) hereof), is asserted against the Real Property between the date of this Agreement and the Closing, Seller shall obtain the release of each such lien prior to Closing or provide a full indemnity to or for the benefit of Buyer with respect thereto;

          (b) Other than as may be set forth on Schedule 3.12(b) hereto, to the best of Seller's knowledge after reasonable inquiry, there are no material violations of any applicable ordinance or other law, order, regulation or requirement, or any covenant, condition, restriction or easement affecting the Real Property or the use or occupancy thereof which has not been fully complied with or remedied nor any pending condemnation, lien, assessment or the like, relating to any part of the Real Property or the operation thereof;

          (c) To the best of Seller's knowledge, after reasonable inquiry, the Real Property and its operation are in compliance in all material respects or are exempt from compliance with all applicable zoning ordinances (excepting only instances of non-compliance which will not materially adversely affect the business of Hospital), and the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing;

          (d) Except as disclosed on Schedule 3.12(d), (i) to the best of Seller's knowledge, after reasonable inquiry, all of the Real Property is in compliance in all material respects with the applicable provisions of Title III of the Americans with Disabilities Act (the "ADA"), and (ii) there is no pending or noticed, or to the best of Seller's knowledge, threatened litigation, administrative action or complaint (whether from state, federal or local government or from any other person, group or entity) relating to compliance of any of the Real Property with the ADA.

          (e) To the best of Seller's knowledge, no part of the Real Property contains, is located within or abuts any flood plain, navigable water or other body of water, tideland, wetland, marshland, or any area which has been designated by the Federal Emergency Management Agency, the Army Corps of Engineers or any other governmental agency as being subject to special flood hazards or any other area which is subject to special state, federal or municipal regulation, control or protection.

          (f) There are no tenants or other persons or entities occupying any space in the Real Property, except as disclosed on Schedule 3.12(f).

          (g) To the best of Seller's knowledge, after reasonable inquiry, all of the Real Property is separately assessed for real estate tax purposes and is not combined with any other land or real estate which is not a part of the Real Property for real estate tax assessment purposes.

          (h) To the best of Seller's knowledge, after reasonable inquiry, there is no existing, proposed or contemplated plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would adversely affect the current or any planned use of any part of the Real Property.

     3.13 EMPLOYEE RELATIONS. There is no pending or, to the best of Seller's knowledge, threatened employee strike, work stoppage or labor dispute involving Employees. No collective bargaining agreement exists or is currently being negotiated by Seller, no demand has been made for recognition by a labor organization by or with respect to any Employees, to the best of Seller's knowledge, after reasonable inquiry, no union organizing activities by or with respect to any Employees are taking place, and none of the Employees is represented by any labor union or organization. There is no unfair practice claim against Seller before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Hospital and none has occurred. To the best of Seller's knowledge, after reasonable inquiry, Seller is in compliance in all material respects, with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. To the best of Seller's knowledge, after reasonable inquiry, Seller is not engaged in any unfair labor practices. There are no pending or, to the best of Seller's knowledge, threatened EEOC claims, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like.

     3.14 LITIGATION OR PROCEEDINGS. Seller has delivered to Buyer an accurate list and summary description (Schedule 3.14) of all litigation, arbitration, administrative or other adversary proceedings with respect to the Facilities and the Purchased Assets to which Seller is a party. To the best of Seller's knowledge after reasonable inquiry, Seller is not in default in any material respect under any law or regulation pertaining to the operation of the Hospital, or under any order of any court or federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality wherever located. Except to the extent set forth on Schedule 3.14, there are no claims, actions, suits, proceedings or investigations pending, or to the best of Seller's knowledge, threatened against or affecting Seller with respect to the Facilities or the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other regulatory or governmental department, commission, board, bureau, agency or instrumentality wherever located.

     3.15 MEDICAL STAFF MATTERS. Seller has provided to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital. With regard to the medical staff of the Hospital and except as set forth on Schedule 3.15 hereto, there are no pending or, to the best of Seller's knowledge, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been recommended or taken have expired.

     3.16 ENVIRONMENTAL LAWS.  Except as disclosed on Schedule 3.16:

          (a) To the best of Seller's knowledge after reasonable inquiry, Seller has not received any written communication from appropriate governmental authority, citizens group, employee or otherwise, that alleges that the Real Property is not in full compliance with the Environmental Laws and Seller has not received any written communication from appropriate governmental authority, citizen's group, employee or otherwise, that alleges to the contrary. There is no Environmental Claim (as defined below) pending or noticed or, to the best of Seller's knowledge after reasonable inquiry, threatened against Seller regarding the Real Property.

          (b) To the best of Seller's knowledge, after reasonable inquiry, there have been no actions, activities, circumstances, conditions, events or incidents occurring during the period of Seller's ownership of the Real Property, including, without limitation, the generation, handling, transportation, treatment, storage, release, emission, discharge, presence, disposal or arranging for disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against Seller under any Environmental Law (as defined below) in effect at any time at or prior to the Closing.

          (c) Without in any way limiting the generality of the foregoing, to the best of Seller's knowledge after reasonable inquiry (i) all underground storage tanks, and the capacity and contents of such tanks, located on the Real Property are identified in Schedule 3.16, (ii) except as identified in Schedule 3.16, there is no asbestos contained in or forming part of the Buildings in violation of applicable law or regulations, and (iii) no Polychlorinated biphenyls (PCBs) are used or stored at any of the Real Property.

          (d) No lien of any type presently attaches to the Real Property pursuant to Environmental Laws, except as disclosed in Schedule 3.16.

          (e) The inclusion of any item disclosed in Schedule 3.16, does not constitute an admission by Seller that any matter disclosed in such schedule constitutes a violation of any Environmental Law.

          (f)  The following terms shall have the following meanings:

               (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned or operated by Seller in violation of an Environmental Law or any violation, or alleged violation, of any Environmental Law.

               (ii) "Environmental Laws" means the federal, state (including specifically, but not by way of limitation, the State of Utah), and local environmental, health or safety laws, regulations, ordinances, rules and polices and common law in effect on the date hereof and the Closing Date relating to the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, arranging for disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date;

               (iii) "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, explosives, radioactive materials, or Medical Waste (as defined below), including, without limitation, asbestos, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous substance," "toxic substance," "toxic pollutant," or similarly identified substance or mixture, in or pursuant to any Environmental Law.

               (iv) "Medical Waste" means any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. Section 6992, ET SEQ., 49 C.F.R. Section 173, 186.

     3.17 FULL DISCLOSURE. This Agreement and the Schedules hereto and all other documents and information furnished to Buyer and Buyer's representatives by Seller pursuant hereto do not and will not, to the best of Seller's knowledge after reasonable inquiry, include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

     3.18 REASONABLE INQUIRY. Whenever in this Agreement matters are stated "to the best of Seller's knowledge after reasonable inquiry," such knowledge includes the following: (i) knowledge acquired from review of all available files and documents of Seller and FHP Sub pertaining to the Hospital and Home Health Agency; and (ii) knowledge acquired from inquiries of officers, managers and general counsel of Seller and FHP Sub pertaining to the Hospital and Home Health Agency. Accordingly, such matters include those matters of which Seller or FHP Sub have actual knowledge, those which are apparent from review of the foregoing files, and those of which Seller or FHP Sub is made aware by the foregoing officers, managers and general counsel.

     3.19 TITLE. As of the Closing Date, other than Excluded Assets, Seller shall own and hold good and marketable title to all tangible personal property assets, and valid title to all intangible personal property assets associated with or employed in the operation of the Facilities or located on the Real Property, all of which shall be a part of the Purchased Assets, and, except as provided in Section 3.12 hereof, other than Excluded Assets, at Closing Seller will convey for the benefit of Buyer good and marketable title to all tangible and intangible personal property assets, constituting or associated with the Purchased Assets or any part thereof, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance or charge other than Permitted Encumbrances.

     3.20 QUALITY AND CONDITION OF PURCHASED ASSETS.  Except as listed on
Schedule 3.20, the buildings standing on the Real Property and all material parts thereof and appurtenances thereto, including, without limitation, the plumbing, electrical, mechanical, heating, ventilation and air conditioning systems ("Building Equipment and Fixtures") are operating consistent with their intended purpose and have been maintained in accordance with commercially reasonable standards. The machinery and equipment owned or leased by Seller and listed on Schedule 3.11 will be operating consistent with their intended purpose on the Closing Date, except as set forth in Schedule 3.20. All items listed on
Schedule 3.20 shall be repaired at the expense of the party owning the related facility on or prior to the Closing.

     All liabilities of Seller with respect to warranties in this Section 3.20 shall terminate fifteen (15) days after the Closing Date, except as to those claims asserted prior thereto, and no claim shall be asserted unless such claim exceeds $25,000 per item.

     3.21 INSURANCE. Seller will deliver to Buyer prior to Closing an accurate schedule (Schedule 3.21) disclosing the insurance policies covering the ownership and operations of the Purchased Assets, which Schedule reflects the policies' numbers, terms, identity of insurers, amounts and coverage. All of such policies are now and will be until Closing in full force and effect with no premium arrearages. Certificates from the insurers issuing all such policies and any endorsements thereto which Certificates shall evidence that such policies are in full force and effect have been or will be delivered to Buyer prior to Closing.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As of the date hereof, Buyer represents and warrants to Seller the following:

     4.1 CORPORATE CAPACITY. Buyer is a corporation, duly organized and validly existing in good standing under the laws of the State of California.

     4.2 CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery and performance of this Agreement by Buyer and all other agreements referenced in or ancillary hereto to which Buyer is a party and the consummation of the transactions contemplated herein by
Buyer:

          (a) are within Buyer's corporate powers and are not in contravention of the terms of Buyer's Articles of Incorporation or Bylaws and have been approved by all requisite corporate action;

          (b) to the best of Buyer's knowledge after reasonable inquiry, except as set forth in Schedule 4.2(b), or otherwise expressly herein provided, do not require any approval or consent of, or filing with, any governmental or regulatory agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

          (c) will neither conflict with nor result in any material breach or contravention of, or the creation of any lien under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;

          (d) will not violate any statute, law, rule or regulation of any governmental or regulatory authority to which Buyer may be subject; and

          (e) will not violate any judgment of any court or governmental or regulatory authority to which Buyer may be subject.

     4.3 BINDING EFFECT. This Agreement and all other agreements to which Buyer will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, except as enforceability against Buyer may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     4.4 FULL DISCLOSURE. This Agreement and all other documents and information furnished to Seller and Seller's representatives by Buyer pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

                                    ARTICLE V
                               COVENANTS OF SELLER

     5.1 INFORMATION. Between the date of this Agreement and the Closing Date (but without impairing the provisions of Section 10.2(c)), Seller shall afford to the officers and authorized representatives and agents of Buyer full and complete access to and the right to inspect the plant, properties, books and records of Seller relating to the Purchased Assets, and, subject to the prior written approval of Seller, such approval not to be unreasonably withheld, will furnish Buyer with such additional previously existing financial and operating data and other information as to the business and properties of Seller relating to the Purchased Assets as Buyer may from time to time reasonably request without regard to where such information may be located. Buyer's right of access and inspection shall be made in such a manner as not to materially interfere with the operation of the Purchased Assets and as not to interfere with the delivery of patient care. Buyer shall indemnify, defend and hold Seller harmless from and against any and all injury, loss or damage to persons or property (including, without limitation, the Real Property), and from any and all losses, costs, liabilities or expenses (including but not limited to attorneys' fees) which may be caused by or result from Buyer's activities on the Real Property.

     5.2 OPERATIONS. From the date hereof until the Closing Date, Seller will in respect of the Hospital, Child Care Center, Home Health Agency, Utilities Building, and Buildings use Seller's reasonable best efforts to:

          (a) carry on Seller's business in substantially the same manner as Seller has heretofore and not make any material change in personnel (except as permitted hereunder), operations finance, accounting policies, or real or personal property with respect thereto;

          (b) maintain the Purchased Assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of Seller's obligations under agreements relating to or affecting the Purchased Assets;

          (d) keep in full force and effect present insurance policies or other comparable insurance up to the date of Closing;

          (e) retain Seller's Employees(except as permitted hereunder) and maintain Seller's relationships with physicians (including Hospital based physicians and specialists with whom Seller or FHP Sub has contracted), suppliers, customers and others having business relations with Seller and take such actions as are reasonably necessary to cause the smooth, efficient and successful transition of such business operations and employee and other relations to Buyer as of Closing; and

          (f) permit and allow reasonable access by Buyer to make offers of post-Closing employment to any of Seller's Employees, which Employees shall be allowed to accept such offers without penalty, competing offer or interference, and to establish relationships with physicians and others having business relations with Seller with respect to the Hospital.

     5.3 NEGATIVE COVENANTS. From the date hereof to the Closing Date, Seller in respect of the Facilities will not, without the prior written consent of
Buyer:

          (a) amend or terminate any of the Contracts, enter into any contract or commitment with a term exceeding ninety (90) days, or incur, or agree to incur, any liability with a value in excess of Twenty-Five Thousand Dollars ($25,000);

          (b) make offers of employment to any Employees for employment with Seller or any Affiliate of Seller for the period of six (6) months subsequent to Closing, other than those Employees who do not accept offers of post-Closing employment from Buyer or are terminated by Buyer;

          (c) increase compensation payable or to become payable or make a bonus payment (except where such payment is, in Seller's opinion, required to induce Employees to remain in Seller's employ until the Closing) to or otherwise enter into one or more bonus agreements with any Employee, except in the ordinary course of business in accordance with existing personnel policies;

          (d) create, assume or permit to exist any new mortgage, pledge or other lien or encumbrance upon any of the Purchased Assets, whether now owned or hereafter acquired;

          (e) sell, assign or otherwise transfer or dispose of any property, plant or equipment (other than Supplies), with a value in excess of Ten Thousand Dollars ($10,000); or

          (f)  take any action outside the ordinary course of business.

     5.4 GOVERNMENTAL APPROVALS. Between the date of this Agreement and the Closing Date, Seller shall reasonably assist and cooperate (without any cost or expense to Seller for outside services) with Buyer and Buyer's representatives and counsel in obtaining all governmental and regulatory consents, approvals and licenses which Buyer reasonably deems necessary or appropriate as set forth on
Schedule 5.4 and in the preparation of any document or other material which may be required by any governmental or regulatory agency as a predicate to or result of the transactions contemplated herein. Seller agrees that, in the event Buyer is unable to obtain any required license or certification prior to the Closing Date or assurance of the transfer or issuance upon Closing of such license or certification (except the acute care facility license and Medicare provider number), Seller will retain such license or certification intact after the Closing Date and Buyer may operate under such license or certificate of Seller until Buyer obtains such license or certificate (to the extent permissible by law or regulation); provided that all other conditions precedent of Seller and Buyer have been satisfied or waived at the time of Closing.

     5.5 FTC NOTIFICATION. On or before the fifteenth (15th) day after the execution and delivery of this Agreement, Seller shall, if and to the extent required by law, file the Notification Report Form with the Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") , and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, and otherwise use commercially reasonable efforts, so that the waiting period specified in the HSR Act (the "Waiting Period") will expire as soon as reasonably possible after the execution and delivery of this Agreement. Seller agrees to furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.1 (FTC Notification) of this Agreement. If, for any reason, including the extension of the Waiting Period by issuance by the FTC or the Justice Department of a second request for information, the Waiting Period has not expired by July 31, 1996, or if the transaction provided for herein cannot be closed because of the actions of the FTC and the Justice Department by such date, Seller shall have the right to terminate this Agreement pursuant to Section 10.2(g).

     5.6 CLOSING CONDITIONS. Between the date of this Agreement and the Closing Date, Seller will use Seller's reasonable best efforts to cause the conditions specified in Articles VII and VIII hereof over which Seller has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.

                                   ARTICLE VI
                               COVENANTS OF BUYER

     6.1 FTC NOTIFICATION. On or before the fifteenth (15th) day after the execution and delivery of this Agreement, Buyer shall, if and to the extent required by law, file the Notification Report Form and all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and shall comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, and otherwise use commercially reasonable efforts, so that the Waiting Period provided for in Section 5.5 of this Agreement will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to furnish to Seller such information concerning Buyer as Seller needs to perform its obligations under Section 5.5 of this Agreement.

     6.2 REGULATORY APPROVALS. Between the date of this Agreement and the Closing Date, Buyer (a) will use its best efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of it to consummate the transactions as set forth in Schedule 5.4, (b) will provide such other information and communications to governmental and regulatory authorities as such authorities may reasonably request, and (c) will cooperate with Seller in obtaining, as soon as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller to consummate the transactions contemplated hereby.

     6.3 BOOKS AND RECORDS. Until the later to occur of (a) the final adjudication of any dispute or investigation involving liabilities, federal, state or local taxes or under the Medicare program arising out of the business, operations or affairs of Seller before the Closing Date, or (b) the running of applicable statutes of limitations, Buyer will maintain in the ordinary course of business all books and records of Seller constituting a part of the Purchased Assets which are delivered to Buyer at Closing and which relate to the pre-Closing business, operations and affairs of Seller to the extent reasonably necessary in connection with any tax or Medicare liability or other matter reasonably relating to Seller for any period ending at or before the Closing Date.

     6.4 CREDENTIALING. Buyer agrees that, at all times after the Closing Date, Buyer will cause each of the hospitals provided for in the Provider Agreement to refrain from discriminating against any physicians employed by or under contract with Talbert, as defined in Section 10.1(b), in obtaining hospital privileges at such hospitals, provided they meet such hospital's medical staff criteria applicable to similarly qualified physicians seeking similar privileges.

     6.5 COLUMBIA TRANSACTIONS. Buyer will use its best efforts to consummate its pending acquisitions of the Pioneer Valley and Davis Hospitals and to complete any review process of the FTC or the Justice Department in connection with said acquisitions.

     6.6 CLOSING CONDITIONS. Between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions specified in Articles VII and VIII hereof over which Buyer has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder are, at the option of Buyer, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

     7.1 REPRESENTATIONS/WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

     7.2 PRE-CLOSING CONFIRMATIONS AND APPROVALS. Except with regard to review of the Schedules, subject to Section 12.1, Buyer has completed its due diligence review of the Purchased Assets to Buyer's reasonable satisfaction, and prior to the Closing Date shall have obtained documentation or other evidence reasonably satisfactory to Buyer that Buyer has:

          (a) received approval, or obtained reasonable assurances of approval, from all governmental and regulatory agencies whose approval is required and deemed by Buyer to be essential to the completion of the transactions herein contemplated (said approvals being those identified and set forth on Schedule 5.4); provided Buyer has filed and thereafter diligently pursued or prosecuted all required notices or applications therefor within five (5) business days after the signing of this Agreement.

          (b) received confirmation from all applicable licensing or certifying agencies that upon Closing all licenses required by law to operate the Hospital as currently operated will be transferred to, or reissued in the name of Buyer, those licenses being identified on Schedule 5.4; provided Buyer has filed and thereafter diligently pursued or prosecuted all required notices or applications within five (5) business days after the signing of this Agreement; and

          (c) obtained reasonable assurances that Medicare certification of the Hospital for its operation by Buyer will be effective as of Closing and that Buyer may participate in and receive reimbursement from such program effective as of Closing.

          (d) obtained from an environmental engineering firm acceptable to Buyer a Phase I Environmental Site Assessment and a report regarding the existence of asbestos to Buyer with respect to the Purchased Assets, including the Real Property, and the scope of findings and conclusions of such report shall have been reasonably satisfactory to Buyer, provided Buyer has commissioned such assessment promptly after the execution of this Agreement and, thereafter provided a copy of such assessment to Seller and advised Seller of the acceptability or nonacceptability thereof by April 28, 1996. If Buyer fails to give to Seller such advice within such period, such assessment shall be deemed accepted. All costs and expenses of obtaining this report shall be borne by Buyer.

          (e) received confirmation of approval for the transaction by the Federal Trade Commission and the Justice Department.

          (f) executed the agreements provided for in Section 2.2(d) through 2.2(m) and Sections 2.3(c) through 2.3(l).

          (g) approved all Schedules contemplated and required under this Agreement together with any and all replacements thereto.

     7.3 ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated.

     7.4 ADVERSE CHANGE. Seller shall not have suffered any material change, loss or damage to the Purchased Assets, whether or not covered by insurance.

     7.5 EXTRAORDINARY LIABILITIES/OBLIGATIONS. Seller shall not have incurred any liability or obligation outside the ordinary course of business since the date hereof which materially affects the Purchased Assets. Seller shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller.

     7.6 VESTING/RECORDATION. Seller shall have furnished to Buyer in form reasonably acceptable to Buyer and approved by Buyer's counsel, deeds, bills of sale, assignments or other instruments of transfer and (except in minor instances) consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets, in proper statutory form for recording if such recording is necessary or appropriate.

     7.7  TITLE POLICY AND SURVEY.

          (a) TITLE COMMITMENT. Within fifteen (15) days after the execution and delivery of this Agreement, Seller, at its sole cost and expense, shall cause to be furnished to Buyer, in form satisfactory to Buyer, a current title commitment (the "Title Commitment") issued by Associated Title Company (the "Title Agent") on behalf of First American Title Insurance Company (the "Title Company"), together with legible copies of all exceptions to title referenced therein. The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property which would appear in an owner's title policy, if issued. The Title Commitment shall contain the express commitment of the Title Company to issue an owners' title policy (collectively, the "Title Policy") to Buyer in an amount equal to the portion of the Purchase Price which is allocated to the Real Property. The Title Policy shall insure good and marketable title to the Real Property, in Buyer, subject only to Permitted Encumbrances (as hereinafter defined) and such other exceptions as Buyer shall approve in writing. Such policies shall provide full coverage against mechanics' or materialmen's liens arising out of any work, labor, materials or services furnished or claimed to have been furnished to the Real Property or any part thereof prior to the Closing, and shall contain such endorsements as Buyer may reasonably require, including a "GAP" endorsement, but only if the Title Company is able to provide such endorsements. The term "Permitted Encumbrances" shall mean the following: liens for current ad valorem taxes and assessments not yet due and payable; all existing utility easements of record; laws regulating the use or enjoyment of the Real Property; liens securing obligations which are Assumed Liabilities (but only to the extent thereof); and any other matters approved by Buyer in writing.

          The Title Commitment and the standard coverage portion of the Title Policy will be furnished to Buyer at Seller's sole cost and expense, and Buyer shall pay all costs in excess of the cost of the issuance of a standard coverage policy of title insurance.

          (b) SURVEY. No later than five (5) days after the execution and delivery of this Agreement, Seller shall, at its sole cost and expense, cause a copy of one or more surveys of the Real Property (whether one or more, the "Survey") to be furnished to Buyer. The Survey shall, at a minimum, be currently dated (which may include a current re-certification of a previously prepared survey plat); show the location on the Real Property of all improvements, fences, evidences of abandoned fences, lakes, ponds, creeks, streams, rivers, easements, roads, and right-of-way; identify all easements and rights-of-way by reference to the recording information applicable to the documents creating such easements or rights-of-way; show any encroachments onto the Real Property from any adjacent property, any encroachments from the Real Property onto adjacent property, and any encroachments into any easement or restricted area within the Real Property; locate all existing improvements
(such as buildings, power lines, fences, and the like); locate all dedicated public streets or other roadways providing access to the Real Property, including all curb cuts and all alleys; locate all set-back lines and similar restrictions covering the Real Property or any part thereof and any violations of such restrictions; and show thereon a legal description of the boundaries of the Real Property by metes and bounds or other appropriate legal description. The Survey shall otherwise be in accordance with minimum technical standards for surveys of comparable property as set forth in all applicable laws, regulations, or statements of professional surveying standards, including ALTA/ASCM standards. The Survey shall contain the surveyor's certification to Seller, Buyer, the Title Agent and the Title Company that the Survey was made on the ground; there are no visible or recorded easements, discrepancies, conflicts, encroachments, or overlapping of improvements except as shown on the Survey; the Survey correctly shows all visible or recorded easements or rights of way across the Real Property or any other easements or rights of way of which the surveyor has been advised, including, without limitation, those matters affecting title reflected in the Title Commitment; the Survey correctly shows the location of all buildings, structures, and other improvements situated on the Real Property; the Survey conforms to all applicable minimum guidelines for surveys of comparable property as set forth in applicable laws, regulations, or professional standards, including ALTA/ASCM standards; all streets abutting the Real Property and all means of ingress to and egress from the Real Property have been completed, dedicated, and accepted for public maintenance by the city, town or other appropriate political subdivision in which the Real Property is located; except as shown thereon, the Real Property is not located within the 100-year flood plain or other flood hazard area; the Survey is a true, correct, and accurate representation of the Real Property; and such other matters as may be required by the Title Company to allow it to issue the Title Policy.

     If, on or before April 17, 1996, Seller does not receive written notice from Buyer setting forth Buyer's objections to the Title Commitment or the Survey, or Buyer's further requirements in relation to such Title Commitment or Survey, the Title Commitment and the Survey shall be deemed approved and this condition shall be satisfied. If, on or before April 17, 1996, Seller receives written notice from Buyer setting forth any objection to the Title Commitment or the Survey, or Buyer's further requirements in relation to such Title Commitment or Survey, Seller shall have five (5) days within which to notify Buyer that Seller will cure such objection and satisfy such requirements, in which event Seller shall cure such objection and satisfy such requirements on or before the Closing Date, or that Seller is unable or unwilling to cure such objection or satisfy such requirements. If Seller notifies Buyer that Seller is unable or unwilling to cure such objection or satisfy such requirements, Buyer shall have five (5) days after the receipt of such notice to, by written notice given to Seller, either terminate this Agreement or waive such objection or requirement. If Buyer fails to give to Seller such notice within such period, such objection or requirement shall be deemed to be waived.

     7.8 PROPERTY TAXES. Seller shall have paid all property taxes and assessments on the Purchased Assets for all calendar years prior to Closing.
Any taxes for the calendar year in which Closing occurs shall be prorated to the Closing Date. If the actual amount of the property taxes are unknown on the date of Closing, Buyer and Seller shall prorate property taxes based on the prior years tax amounts. When the actual tax amounts are determined for the calendar year in which the Closing occurs, Buyer and Seller agree to adjust and re-prorate such actual tax amounts to the Closing Date.

     7.9  [RESERVED].

     7.10 RECENT AGREEMENTS AND COMMITMENTS. Seller shall have delivered to Buyer an accurate list and true and complete copies (Schedule 7.10), as of the Closing Date, of all material contracts (that is, involving obligations of at least Ten Thousand Dollars ($10,000)) relating to the Purchased Assets entered into by Seller since the date hereof, which agreements Buyer may assume at its option.

     7.11 WAGES AND SALARIES.

          (a) Seller shall have paid or made arrangements satisfactory to Buyer for the payment (which may be satisfied to the extent of their assumption by Buyer pursuant to Section 1.3) of all Accrued Benefits of Seller's Employees as of Closing, and of all wages earned by Seller's Employees prior to the Closing Date. In addition, Seller shall have made arrangements according to the provisions of Seller's pension and retirement plans and in accordance with ERISA for the payment of all amounts distributable to Seller's employees in respect of pension and retirement plans.

          (b) Seller shall timely provide to all of its Employees as of Closing wage information with respect to all periods ending on or before the Closing Date.

     7.12 EXECUTION OF ANCILLARY AGREEMENTS. Seller shall have executed and delivered to Buyer the Data Processing Services Agreement, the Senior Center Lease, the Service Center Lease, the Residency Program Agreement, the Provider Agreement, the Radiology Agreement, the Laboratory Services Agreement, the Letter Agreement, the Rehab Agreement, the Management Agreement and the Escrow Agreement (the "Ancillary Agreements").

     7.13 TALBERT PROVIDER AGREEMENT. FHP Sub shall have executed a provider agreement with Talbert, it being agreed that such agreement may be in the form of a binding letter of intent between the parties.

     7.14 OTHER MATTERS. Seller shall have delivered the instruments, agreements and certificates, and taken the action contemplated by Section 2.2.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller hereunder are, at the option of Seller, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:

     8.1 REPRESENTATIONS/WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

     8.2 GOVERNMENTAL APPROVALS. Buyer shall have received the approvals set forth on Schedule 5.4 from all governmental and regulatory agencies whose approval is required to complete the transactions herein contemplated.

     8.3 ACTION/PROCEEDING. No action, administrative or other proceeding before a court or any other governmental or regulatory agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental or regulatory agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

     8.4 EXECUTION OF ANCILLARY AGREEMENTS. Buyer shall have executed and delivered to Seller the Ancillary Agreements, which agreements shall have been executed by Buyer.

     8.5  [RESERVED]

     8.6 OTHER MATTERS. Buyer shall have delivered the instruments, agreements and certificates, and taken the action contemplated by Section 2.3.

                                   ARTICLE IX
                                    EMPLOYEES

     9.1 HIRING OF EMPLOYEES. As of the Closing Date, FHP Sub shall terminate all of the Employees (as defined in Section 1.3), and Buyer shall employ such Employees on at least the same terms and conditions currently prevailing for such Employees immediately before such employment, provided that Buyer will offer such Employees the retirement savings plan (401(k)) Buyer currently offers to employees of Buyer, and provided, that Buyer, at Buyer's sole discretion, may immediately terminate up to one hundred twenty (120) Employees whose positions and departments are identified on Schedule 1.3. Buyer shall have access to interview the Employees (which access will not include access to their health records) prior to the Closing Date to ascertain such individuals experience and qualifications. It is understood and agreed by Buyer that the seniority (defined to mean years of service with FHP Sub or an Affiliate of Seller, as defined in Section 9.5 hereof, as of the Closing Date, as adjusted in accordance with FHP Sub's policies and reflected in FHP Sub's personnel records) of all Employees who are employed by Buyer after the Closing shall, for all employment related purposes, be recognized by Buyer, all without requiring any such Employee to satisfy any "waiting period" requirements which may be imposed under any of Buyer's employee benefit plans or programs. Buyer agrees to offer to the Employees the FHP Sub health benefits plan currently provided to the Employees. By mutual agreement, if the parties are unable to offer FHP Sub's current health benefit plan to the Employees, Buyer may purchase other health coverage. In that event, Buyer will waive any "preexisting condition" limitation applicable to Employees to the extent allowable under such other coverage. FHP Sub shall provide COBRA group health benefits continuation coverage, in compliance with its obligations under COBRA, to all Employees who do not accept employment with Buyer. Seller shall set forth on Schedule 9.1 the names, circumstances, dates of layoff/leave of absence, and projected dates of return, of all Employees who may be on extended leave of absence for any reason, including layoff, leave of absence, Workers' Compensation, health, disability, military, family/medical, etc., and any statutory reinstatement rights such Employee may have.

     9.2 TERMINATION OF EMPLOYEES/EMPLOYEE SEVERANCE PAYMENTS. Buyer agrees that, for a period of not less than 90 days following the Closing Date, Buyer will indemnify and hold Seller or FHP Sub harmless from and against any liability, claim, loss, damage, cost or expense (including, without limitation, attorneys' fees and costs) incurred by Seller or FHP Sub under the Workers, Adjustment Retraining and Notification Act with respect of each Employee terminated by Buyer during such 90-day period. Seller or FHP Sub agree to indemnify and hold Buyer harmless from and against any liability, claim, loss, damage, cost or expense (including, without limitation, attorneys' fees and costs) incurred by Buyer under the Workers' Adjustment Retraining and Notification Act with respect of each Employee terminated by FHP Sub during the 90 days prior to the Closing Date. In addition to the foregoing, in connection with Employees whose employment is terminated by Buyer during the ninety (90) days following the Closing, Seller agrees to reimburse Buyer in the amount of fifty percent (50%) of any severance pay which Buyer pays to such Employees; provided that Seller's obligation to reimburse such amounts shall be fully discharged if and when the aggregate amount reimbursed by Seller equals Sixty Thousand Dollars ($60,000). Seller shall reimburse such amounts to Buyer within thirty (30) days after receipt of Buyer's invoice therefor, accompanied by evidence of such payments. Nothing herein shall be deemed to create or to grant to such Employees any third party beneficiary rights or claims or causes of action of any kind or nature. For purposes of this paragraph, a termination means an "employment loss" as that term is defined in Section 2(a)(6) of the Worker Adjustment and Retraining notification Act (Title 29, United States Code,
Section 2101(a)(6)).

     9.3 NONSOLICITATION. Seller shall not, for a period of six (6) months after the Closing Date, directly (or indirectly on behalf of Seller at its direction) solicit for employment by Seller or any Affiliate (as defined in
Section 9.5) of Seller any Employee who has accepted employment with Buyer and who has not been terminated by Buyer; provided that Seller shall not be prohibited pursuant to this Section 9.3 from hiring any Employee who independently initiates contact with Seller concerning potential employment. Buyer shall likewise refrain from soliciting for employment by Buyer or any Affiliate of Buyer, any of Seller's employees (other than the Employees) without Seller's express prior written consent for a period of six (6) months after the Closing; PROVIDED, HOWEVER, that Buyer shall not be prohibited under this
Section 9.3 from hiring any such employee of Seller who independently initiates contact with Buyer concerning potential employment.

     9.4 LIQUIDATED DAMAGES. In the event Seller employs an Employee in violation of the provisions of Section 9.3, unless otherwise agreed by the parties, Seller shall pay Buyer, as liquidated damages, and not as a penalty, a sum equal to six (6) months' salary of the Employee so employed by Seller. Similarly, in the event Buyer employs any employee of Seller in violation of
Section 9.3, Buyer shall pay Seller, as liquidated damages, and not as a penalty, a sum equal to six (6) months' salary of the employee so employed by Buyer. Seller and Buyer shall also be entitled to injunctive relief to enforce the provisions of Section 9.3.

     9.5 AFFILIATES. An "Affiliate" of Seller or Buyer shall mean (a) any person or entity which, directly or indirectly, controls, is controlled by or is under common control with Seller or Buyer, as the case may be, and (b) any entity in which, directly or indirectly, Seller or Buyer, as the case may be, or any person or entity described in clause (a) of this paragraph, controls, is controlled by or is under common control with Seller or Buyer, as the case may be.

                                    ARTICLE X
                              ADDITIONAL AGREEMENTS

     10.1 ANCILLARY AGREEMENTS. In connection with the transaction contemplated by this Agreement, Buyer and Seller shall enter into (or, as applicable, shall cause to be entered into) the following ancillary agreements:

          (a) the Data Processing Services Agreement between Buyer and FHP Sub, providing for Buyer's use, following the Closing, of the patient and accounting business system services currently used in connection with the operation of the Hospital and containing such terms and conditions as are mutually acceptable to the parties;

          (b) the Senior Center Lease providing for Buyer to lease to Talbert Medical Management Corporation ("TMMC"), a Delaware corporation affiliated with Seller, approximately 73,956 square feet of the space in the Senior Center, for use by Talbert Medical Group ("Talbert"), a professional corporation affiliated with TMMC, containing such terms and conditions that are mutually agreeable to Buyer and Seller;

          (c) the Service Center Lease providing for Buyer to lease to Seller or FHP Sub at no cost approximately 10,000 square feet of the space in the Service Center containing such terms and conditions that are mutually agreeable to Buyer and Seller or FHP Sub;

          (d) the Laboratory Services Agreement between Buyer and Talbert providing for Buyer's provision of laboratory services on terms and conditions mutually agreed upon by Buyer and such party;

          (e) the Radiology Agreement between Buyer and Talbert providing for Buyer's provision to such party of radiology services on terms and conditions mutually agreed upon by Buyer and such party;

          (f) the Residency Program Agreement between Buyer and TMMC or FHP Sub and containing mutually acceptable terms and conditions;

          (g) the Provider Agreement between Buyer and FHP Sub providing for Buyer's provision of hospital services to FHP Sub's members in portions of the State of Utah on terms and conditions which are mutually acceptable to Buyer and FHP Sub;

          (h) the Management Agreement between Buyer and Seller and FHP Sub for Buyer to manage Hospital on terms and conditions mutually agreeable to the parties;

          (i) the Escrow Agreement, between Buyer and Seller on terms and conditions mutually agreeable to the parties;

          (j) the Letter Agreement between Buyer and TMMC on terms and conditions mutually agreeable to the parties;

          (k) the Rehab Agreement between Buyer and Talbert on terms and conditions mutually agreeable to the parties;

          (l) During the term of the Provider Agreement, Buyer shall provide FHP Sub with the same or similar space in the Hospital (with any relocation to be at Buyer's expense) at no charge to allow FHP Sub to operate the telephone triage system;

          (m) In the event Buyer acquires a controlling interest in a physician group or entity, Buyer agrees to give TMMC the first opportunity to negotiate an agreement to manage such physician group or entity on terms mutually agreeable to the parties and the physician group or entity, unless such physician group or entity objects to such management by TMMC. This paragraph shall not by any means or manner invalidate or lessen the requirements of Paragraph 10.22 of the Provider Agreement (Limitation on Exclusivity) and any competitive activities proposed by Buyer or its Hospitals must comply with such Paragraph 10.22.

          (n) Subject to Buyer's normal credentialing procedures, Buyer will, prior to the effective date of the Provider Agreement, execute an agreement with hospital-based physicians to provide services at the Hospital for a period of not less than one (1) year from the effective date of the Provider Agreement, at a rate of compensation not in excess of their compensation from Seller for Seller's fiscal year ended June 30, 1995.

     10.2 TERMINATION OF AGREEMENT. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time:

          (a) on or prior to the Closing Date by mutual consent of Buyer and Seller;

          (b) by Buyer if on the Closing Date, any of the conditions specified in Article VII of this Agreement have not been timely satisfied and shall not have been waived by Buyer, provided Buyer has given Seller not less than five
(5) business days written notice of any such condition not satisfied by Seller and Seller has failed to satisfy this condition within this five (5) day time period, it being agreed that a failure to provide the foregoing notice with respect to any condition shall render such condition satisfied or waived;

          (c) by Buyer by written notice actually received by Seller on or before April 15, 1996 (without impairing Buyer's rights under Section 12.1), if in Buyer's sole discretion Buyer determines that it should not consummate the transactions contemplated by this Agreement because of any information received in the course of its "due diligence" review of the Purchased Assets, and the books and records of Seller; provided that, if such notice is not received by Seller by that date, Buyer's due diligence review shall be deemed to have been acceptable to Buyer;

          (d) by Seller if on the Closing Date, any of the conditions specified in Article VIII of this Agreement have not been satisfied and shall not have been waived by Seller, provided Seller has given Buyer not less than five (5) business days written notice of any such condition not satisfied by Buyer and Buyer has failed to satisfy this condition within this five (5) day time period, it being agreed that a failure to provide the foregoing notice with respect to any condition shall render such condition satisfied or waived; or

          (e) by Seller, notwithstanding any contrary provision of this Agreement, at its sole discretion and for any reason, at any time after July 31, 1996, giving not less than three (3) days prior written notice to Buyer, if the transaction contemplated and described in this Agreement has not closed on or before such date, and if Buyer does not confirm in writing to Seller that the conditions precedent set forth in Article VII of this Agreement have been satisfied or waived by Buyer and close within such three (3) day period; provided that Seller shall have confirmed in writing to Buyer that the conditions precedent set forth in Article VIII have been satisfied or waived by Seller and that Seller is not then in default under this Agreement, this Agreement shall terminate;

          (f) by Buyer, notwithstanding any contrary provision of this Agreement, at its sole discretion and for any reason, at any time after July 31, 1996, giving not less than three (3) days prior written notice to Seller, if the transaction contemplated and described in this Agreement has not closed on or before such date, and if Seller does not confirm in writing to Buyer that the conditions precedent set forth in Article VIII of this Agreement have been satisfied or waived by Seller and close within such three (3) day period; provided that Buyer shall have confirmed in writing to Seller that the conditions precedent set forth in Article VII have been satisfied or waived by Buyer and that Buyer is not then in default under this Agreement, this Agreement shall terminate;

          (g) by Seller if the Waiting period has not expired for any reason, including a second request for information by the FTC or the Justice Department, or the transaction provided for herein cannot be closed because of the actions of the FTC and the Justice Department by July 31, 1996;

          (h) by Seller if Buyer has not, by July 31, 1996, obtained, or obtained reasonable assurances of approvals from the governmental and regulatory agencies, said approvals or assurances being those identified and set forth on
Schedule 5.4;

          (i) by Buyer or Seller in the event the other party shall have committed a material breach of the terms hereof, and such breach shall not have been remedied or cured to the reasonable satisfaction of the non-breaching party within fifteen (15) days after the non-breaching party shall have given the breaching party written notice of such breach, provided, however that no party may terminate pursuant to this Section 10.2(i) if such party is in material breach of the terms hereof at the time it elects to terminate this Agreement.

          (bb) Except for the obligations of the parties under Article XI, Sections 2.1(b), 12.5, 12.9, 12.10 and 12.11 (which shall survive the termination of this Agreement), upon the due termination of this Agreement, this Agreement shall become null and void, and neither party hereto, nor any of its employees, officers, directors or shareholders shall have liability hereunder; provided, however, that in no event shall a party hereto be released from liability for damages under this Agreement or otherwise for such party's fraudulent activity, wilful misconduct or material breach of this Agreement.

     10.3 POST-CLOSING ACCESS TO INFORMATION. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of five (5) years after Closing each will make reasonably available to the other's agents, independent auditors and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Purchased Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims except for confidential peer review information (but only to the extent the delivery of such information would result in the loss of any right of confidentiality or privilege). In addition, Seller shall have periodic access during normal business hours on two (2) days' notice to Buyer to the Facilities' computer systems for the purpose of tracking and/or collecting accounts receivable relating to periods prior to the Closing.

     10.4 PRESERVATION AND ACCESS TO RECORDS AFTER THE CLOSING. After the Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve all records of the Facilities existing as of the Closing and which constitute a part of the Purchased Assets delivered to Buyer at Closing. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital and Home Health Agency it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the records delivered to Buyer at Closing at the Hospital and Home Health Agency after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(l) of the Social Security Act (42 U.S.C. Section 1395(v)(1)(l)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital and Home Health Agency after Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Seller, Buyer will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, the records transferred to Buyer at the Closing (including, without limitation, access to patient records in respect of patients treated by FHP Sub at the Hospital and Home Health Agency). Upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing. Any access to the Hospital and Home Health Agency, their records or Buyer's personnel granted to Seller in this Agreement shall be upon the condition that any such access not unreasonably interfere with the business operations of Buyer.

     10.5 COOPERATION ON TAX MATTERS. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Purchased Assets delivered to Buyer at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

     10.6 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

     10.7 SELLER'S TERMINATING COST REPORTS. Seller will prepare and timely file all cost reports relating to Seller for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions described herein, including, without limitation, those relating to the Medicare and Medicaid Programs (the "Seller Cost Reports"). Seller shall retain all rights to the Agency Receivables (which shall mean all net amounts due or to become due to Seller under the Medicare and Medicaid Programs in respect of periods prior to and including Closing) and to the Seller Cost Reports including any payables resulting from such reports or reserves relating to such reports. Such rights shall include, without limitation, the right to appeal any Medicare or Medicaid determinations relating to the Agency Receivables and the Seller Cost Reports. Seller shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports and the Agency Receivables. Seller will furnish copies of such documents to Buyer upon request and allow Buyer reasonable access to such documents.

     Buyer, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, will cooperate with Seller in regard to the preparation, filing, handling, and appeals of the Seller Cost Reports. Buyer will, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, provide reasonable access by Seller to all records of the Hospital and Home Health Agency and will allow Seller to copy any documents relating to the Seller Cost Reports and appeals thereof.

     10.8 SELLER'S COVENANT NOT TO COMPETE. (a) As of the Closing Date, in the Utah counties of Salt Lake, Davis and Weber, Seller and FHP Sub will not own (in whole or part), operate or manage any hospital, diagnostic center or ambulatory surgery center or any entity that provides dialysis services during the term of the Provider Agreement unless Seller and FHP Sub and Buyer mutually agree that Seller or FHP Sub may do so. Likewise, Buyer will not engage in competitive activities, as that term is defined in and subject to the provisions that permit competitive activities by Buyer as set forth in the Provider Agreement Section
10.22 LIMITATION ON EXCLUSIVITY, for the term of the Provider Agreement. If Seller or FHP Sub decide to establish a new IPA health plan in Salt Lake County or Davis County that will use a Buyer owned or operated hospital as provided for in Paragraph 6.1 MEMBERS, of the Provider Agreement, Seller or FHP Sub shall pay Buyer at the rate set forth in the Provider Agreement. If Buyer does not own or operate the hospital designated by Seller or FHP Sub in that designated area, Buyer and Seller or FHP Sub agree to jointly negotiate with the designated hospital to obtain a subcontract which will be in the name of, and managed by, Buyer. Seller will pay Buyer for the provision of that hospital's services to its members at the rate jointly negotiated by the Buyer and Seller or FHP Sub, with the subcontracted hospital provided, however, should the negotiated rate be higher or lower than the rate set forth in the Provider Agreement, Seller or FHP Sub and Buyer agree to equally share the amount of the difference between the negotiated rate and the Provider Agreement rate. Notwithstanding the above, should Seller or FHP Sub and Buyer mutually agree that Buyer's presence or involvement does, or will, hinder the parties getting the best rate, and Seller or FHP Sub believes it can negotiate a better rate with the hospital, than the potential rate to be jointly or actually obtained, Seller or FHP Sub shall be given the opportunity to do so and should Seller or FHP Sub obtain a rate better than the potential or actual jointly negotiated rate, Buyer agrees Seller or FHP Sub may contract directly with the Seller or FHP Sub designated hospital, for the new IPA plan services, and Buyer will have no involvement or responsibility in regard to this contract and will not be paid for the members receiving services provided by the facility. In the counties outside Salt Lake, Davis and Weber Counties, should Seller or FHP Sub determine a need to acquire or build a hospital, diagnostic center or ambulatory surgery center, Seller or FHP Sub will give Buyer notice of such desire and Buyer shall have the first right of refusal to acquire, build or enter into a joint venture with Seller or FHP Sub to acquire or build a hospital, diagnostic center or ambulatory surgery center for use by Seller or FHP Sub on terms mutually agreed to by both parties. Buyer must respond in writing to Seller's or FHP Sub written notice advising Seller or FHP Sub of its willingness or declination to acquire, build or enter into a joint venture with Seller or FHP Sub to acquire or build a hospital, diagnostic center or ambulatory service center for use by Seller or FHP Sub within one hundred twenty (120) days after receipt of Seller's or FHP Sub notice. Should Buyer be willing to acquire, build or enter into a joint venture with Seller or FHP Sub to acquire or build a hospital, diagnostic center or ambulatory surgery center, Buyer's response must contain a comprehensive plan detailing how Buyer will accomplish this and contain a realistic time frame for completion that will meet Seller's or FHP Sub reasonable needs for such a facility. Should Buyer decline to acquire, build or enter into a joint venture with Seller or FHP Sub to acquire or build the requested facility, Seller or FHP Sub shall be free to do so. If Buyer aquires a hospital (i) with which Buyer has an existing subcontract to provide services to FHP Sub Members or (ii) with which FHP Sub has a direct contract for hospital services, Seller or FHP Sub will pay Buyer at the rate set forth in the Provider Agreement for services provided to FHP Sub Members at such hospital after the date Buyer takes legal ownership thereof. Buyer agrees that if Buyer obtains a better rate than the rate mutually negotiated by Buyer and Seller or FHP Sub, from any other entity providing substantially similar services as those being provided by the subcontracted hospital, Buyer will give Seller or FHP Sub that better rate effective as of the date Buyer first obtained the better rate. Notwithstanding any other provision in this Agreement, in the event Buyer and FHP Sub do not mutually agree as to the terms and conditions of the Provider Agreement, this Section 10.8 shall be null and void and of no force or effect for any purpose whatsoever.

          (b) Buyer agrees not to provide or allow the provision of the physician services of obstetrics, gynecology, pediatrics, family practice or internal medicine in the Senior Center space retained by Buyer or in space leased by Buyer in the TMMC Redwood Center. Buyer will give TMMC the first right to lease space in the Service Center and Hospital and any other space on the Campus, including Buyer's space in the Senior Center that it may desire to lease, or any new buildings built on the Campus, should Buyer convert any such space contained therein into medical offices, for so long as TMMC, Talbert or their successors continue to occupy the Senior Center. Upon receipt of Buyer's written notice advising TMMC of its intent to lease medical office space in the Hospital and/or Service Center, any other space on the Campus, including in the Senior Center or any new buildings built on the Campus, TMMC shall have one hundred twenty (120) days to respond by either advising Buyer that it does not want some or all of the medical office space or that it will lease some or all of the space on terms and conditions mutually agreed to by the parties.

     10.9 TRANSITION PATIENTS. The parties agree that for purposes of determining the value of services rendered and medicine, drugs, and supplies provided on or before the Closing Date (the "Transition Services") with respect to patients admitted to Hospital on or before the Closing Date but who are not discharged until after the Closing Date (such patients being referred to herein as the "Transition Patients") the following procedures shall apply:

          10.9.1 MEDICARE, MEDICAID, CHAMPUS AND OTHER DRG TRANSITION PATIENTS. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a statement itemizing the Transition Service provided by Seller on or through the Closing Date to diagnostic related group ("DRG") Transition Patients ("DRG Transition Patient"). The value of such patient services that is reflected in the calculation of these services shall be an amount equal to the DRG and outlier payments (excluding capital cost payments) received by Buyer on behalf of a DRG Transition Patient multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such DRG Transition Patient by Seller, and the denominator of which shall be the sum of the total charges for the Transition Services provided to such DRG Transition Patient by Seller plus the total charges for the services provided by the Buyer to such DRG Transition Patient after the Closing Date minus any deposits or co-payments made by such DRG Transition Patient to Seller and any retroactive denials or adjustments attributable to Transition Services provided by the Seller to DRG Transition Patient by Seller plus the total charges for the services provided by the Buyer to such DRG Transition Patient after the Closing Date minus any deposits or co-payments made by such DRG Transition Patient to Seller and any retroactive denials or adjustments attributable to Transition Services provided by the Seller to DRG Transition Patients. Buyer shall forward to Seller payment for such services in addition to copies of DRG Transition Patient remittances and other supporting documentation as reasonably required by Buyer, within thirty (30) days of receipt of payment for those services.

          10.9.2 COST BASED AND OTHER PATIENTS. As of the close of business on the Closing Date, Seller shall prepare and provide to Buyer cut-off billings for all Transition Patients whose medical care is paid for, in whole or in part, by a cost based program and for all other Transition Patients not covered by
Section 10.9.1. The Buyer in all possible cases shall bill Transition Patients separately for charges for Transition Services provided before and after the Closing. Buyer shall forward to Seller payments for such services within thirty
(30) days of receipt and shall forward copies of Transition Patient remittances and other supporting documentation as reasonably required by Seller.

     10.10 NO-SHOP CLAUSE. From and after the date of the execution and delivery of this Agreement until the earlier of June 30, 1996 or termination of this Agreement, Seller shall not, without the prior written consent of Buyer:
(i) offer for sale the Purchased Assets (or any material portion thereof), (ii) solicit offers to buy all or any material portion of the Purchased Assets (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation, or (iv) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of the Purchased Assets (or any material portion thereof).

                                   ARTICLE XI
                                 INDEMNIFICATION

     11.1 INDEMNIFICATION BY SELLER. Seller shall defend and indemnify Buyer and hold Buyer harmless from and against-any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees) that Buyer incurs as a result of, or with respect to (a) any misrepresentation or breach of warranty by Seller under this Agreement; (b) any breach by Seller, or any failure by Seller to perform, any covenant or agreement under this Agreement; (c) the operation of the Facilities prior to the Closing Date; and
(d) any and all debts, obligations or liabilities of Seller that are retained under Section 1.4 and those that are not specifically assumed by Buyer pursuant to the terms of this Agreement as Assumed Liabilities under Section 1.3 hereof.

     11.2 INDEMNIFICATION BY BUYER. Buyer shall defend and indemnify Seller and hold Seller wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees) that Seller incurs as a result of, or with respect to (a) any misrepresentation or breach of warranty by Buyer under this Agreement; (b) any breach by Buyer, or any failure by Buyer to perform, any covenant or agreement under this Agreement;
(c) the operation of the Facilities on or after the Closing Date; and (d) any and all debts, obligations or liabilities of Seller that are assumed by Buyer pursuant to the terms of this Agreement as Assumed Liabilities under Section 1.3 hereof.

     11.3 NOTICE AND CONTROL OF LITIGATION. If any claim or liability is asserted in writing against a party entitled to indemnification under this
Article XI (the "Indemnified Party") which would give rise to a claim under this
Article XI, the Indemnified Party shall notify the person giving the indemnity ("Indemnifying Party") in writing of the same within ten (10) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 11.3 notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a release from all liability in respect to such claim. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, this indemnity shall be limited with respect to the subject matter of the required notice in the event (but only to the extent) that the Indemnified Party's failure to notify in the time required above materially adversely affects the Indemnifying Party's ability to defend such matter.

     11.4 DIRECTED PAYMENTS. Each party to this Agreement covenants to remit to the other, with reasonable promptness, and in all events within fifteen (15) calendar days after receipt thereof, any payments received by it which are in respect of activities carried on during the other party's ownership of the Purchased Assets. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to one party with respect to services rendered while such party owned the Purchased Assets resulted in an overpayment or other determination that funds previously paid by any program or plan must be repaid to such program or plan, the party who received such overpayment shall be responsible for repayment of said monies (or defense of such actions). Each party to this Agreement shall have the right upon reasonable notice and at reasonable times to inspect the books and records pertaining to such cash receipts of the other party in order to confirm the accuracy of payments to be made and required to be made under this Section 11.4. Seller shall be responsible for, or entitled to, as the case may be, any sum due to or due from the Medicare and/or Medicaid Programs in connection with any recognition of gain or loss on the sale of depreciable assets. Seller shall use its reasonable best efforts to prevent the Medicare and Medicaid Programs from withholding or offsetting from their post-Closing payments to Buyer, any sums due to the Medicare and Medicaid Programs from Seller for any reason. In the event of any such withhold or offset, Seller shall, within five (5) business days of written notice from Buyer, pay to the Buyer the amount of any such withhold or offset.

                                   ARTICLE XII
                                     GENERAL

     12.1 SCHEDULES. Each certificate, written disclosure required herein and the Schedules hereto shall be considered a part hereof as if set forth herein in full. By April 11, 1996 each party will submit to the other party final and complete copies of the schedules ("Schedules") contemplated by this Agreement. Within five (5) business days after receipt of such Schedules, each party will provide to the other party comments to the Schedules. If within five (5) business days after receipt of such comments, either party in its sole discretion, determines that it should not consummate the transactions contemplated by this Agreement because of any of these comments, then such party may terminate this Agreement upon written notice to the other party. The parties agree to negotiate in good faith for a period of up to two (2) business days to resolve any issues cited in connection with the proposed termination.
If the parties are unable to resolve such issue, this Agreement shall terminate upon the expiration of such two (2) day period unless the parties agree otherwise.

     12.2 NO IMPASSE/ARBITRATION.

          (a) Notwithstanding any contrary provision of this Agreement, Buyer and Seller hereby agree that neither party shall have the right to terminate this Agreement in the event they are unable to agree upon any term or provision to be included in the Ancillary Agreements provided for in Section 10.1 of this Agreement, it being agreed that any such matter which cannot be resolved by negotiation between Buyer and Seller shall be submitted for final resolution by binding arbitration pursuant to Section 12.2(b) of this Agreement, with the arbitrators in each case being neutral and independent persons who have had not less than five (5) years of experience in the subject matter area(s) involved.

          (b) All matters arising under Section 12.2(a) hereof which cannot be resolved by negotiation between Buyer and Seller shall be finally resolved by binding arbitration to take place at a mutually agreeable location (or if none is selected within thirty (30) days after initiation of the arbitration by either party, then Irvine, California) pursuant to the then current Commercial Dispite rules and regulations of the American Arbitration Association ("AAA"). Any party requesting arbitration shall make a demand on the other party by registered or certified mail. Such arbitration shall be before a panel of three
(3) arbitrators, one of whom shall be selected by each of the parties within fifteen (15) days after service of the demand, with the third arbitrator to be selected by the two (2) arbitrators chosen by the parties. If the arbitrators selected by the parties cannot agree on a third arbitrator within three (3) days after their selection, the AAA shall be requested to select the third arbitrator, and thereafter, the arbitration shall take place as noticed by the arbitrators, regardless of whether one of the parties fails or refuses to participate.

          (c) Buyer and Seller hereby agree that the pendency or existence of arbitration proceedings pursuant to Section 12.2(b) hereof shall not be grounds for termination of this Agreement and shall not delay or prevent the Closing hereunder or under any Escrow Agreement between Buyer and Seller.

     12.3 CONSENTED ASSIGNMENT. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained.

     12.4 CONSENTS, APPROVALS AND DISCRETION. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree


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


that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.

     12.5 LEGAL FEES AND COSTS. In the event either party initiates any action, arbitration, or other proceeding, and thereby incurs legal expenses, to enforce or interpret any disputed provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

     12.6 CHOICE OF LAW. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

     12.7 BENEFIT/ASSIGNMENT. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the above, Buyer may assign this Agreement to a wholly owned subsidiary corporation of Buyer. No such assignment shall relieve the assigning party from any liability or obligation under this Agreement.

     12.8 ACCOUNTING DATE. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (Pacific time) on the calendar day immediately following the Closing Date, unless otherwise agreed in writing by Seller and Buyer.

     12.9 NO BROKERAGE. Seller and Buyer represent to each other that no broker or finder has in any way been contracted in connection with the transactions contemplated hereby. Seller and Buyer each agree to indemnify the other from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers or finders employed or alleged to have been employed by such indemnifying party.

     12.10 COST OF TRANSACTION. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows: (a) Seller will pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendment hereto; and (b) Buyer shall pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto. All escrow and recording fees shall be customarily allocated between Seller and Buyer. All transfer fees or taxes shall be paid in accordance with local custom.

     12.11 CONFIDENTIALITY.

          (a) Buyer will, and will use its best efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process, all Seller Confidential Information (as hereinafter defined); and Buyer will not disclose, and will use its best effort to cause its Affiliates, employees, representatives and agents not to disclose, Seller Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement. If this Agreement is terminated, then upon Seller's written request, Buyer will promptly return or cause to be returned to Seller all documents and all copies thereof furnished by Seller, its Affiliates, employees, representatives and agents and held by Buyer, its Affiliates, representatives or agents containing such Seller Confidential Information. For the purposes hereof, "Seller Confidential Information" shall mean all information contained in the Interim Balance Sheet and the Final Balance Sheet and all other information of any kind concerning Seller, its Affiliates or their officers, directors, employees, patients, suppliers or customers or their business plans, prospects or results, obtained directly or indirectly from Seller or its Affiliates, whether in connection with the transactions contemplated by this Agreement or otherwise, including the information in
Section 10.3 above, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Buyer to be under an obligation to Seller or its Affiliates to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in the possession of Buyer or an affiliate of Buyer prior to disclosure thereof to Buyer in connection herewith.

          (b) Seller will, and will use its best efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process, all Buyer Confidential Information (as hereinafter defined); and Seller will not disclose, and will use its best efforts to cause its Affiliates, employees, representatives and agents not to disclose, Buyer Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement. If this Agreement is terminated, then upon Buyer's written request, Seller will promptly return or cause to be returned to Buyer all documents and all copies thereof furnished by Buyer, its Affiliates, employees, representatives and agents and held by Seller, its Affiliates, representatives or agents containing such Buyer Confidential Information. For the purposes hereof, "Buyer Confidential Information" shall mean all information of any kind concerning Buyer, its Affiliates or their officers, directors, employees, patients, suppliers or customers or their business plans, prospects or results, obtained directly or indirectly from Buyer or its Affiliates, whether in connection with the transactions contemplated by this Agreement or otherwise, including the information in
Section 10.3 above, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Seller to be under an obligation to Buyer or its Affiliates to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in the possession of Seller or an affiliate of Seller prior to disclosure thereof to Seller in connection herewith.

          (c) Each of the parties hereto recognizes that any breach of Section 12.11(a) and (b) would result in irreparable harm to the non-breaching party and their Affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 12.11, however, shall prohibit the use of such Seller Confidential Information or Buyer Confidential Information for such governmental filings as are required by law or governmental regulations.

     12.12 WAIVER OF BREACH. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

     12.13 NOTICE. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by overnight courier, or on receipt after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller:       FHP, Inc.
                    9900 Talbert Avenue
                    Fountain Valley, California 92708
                    Attention: President and Chief Executive Officer

With a copy to:     FHP International Corporation
                    9900 Talbert Avenue
                    Fountain Valley, California 92708
                    Attention: General Counsel


If to Buyer:        Paracelsus Healthcare Corporation
                    155 N. Lake Avenue, Suite 1100
                    Pasadena, CA 91101
                    Attention: President and Chief Executive Officer

With a copy to:     Paracelsus Healthcare Corporation
                    155 N. Lake Avenue, Suite 1100
                    Pasadena, CA 91101
                    Attention: General Counsel
or to such other address, and to the attention of such other person or officer as any party may designate.

     12.14 SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

     12.15 INTERPRETATION. In this Agreement, unless the context otherwise requires:

          (a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules provided for herein;

          (b) references to Articles and Sections are references to articles and sections of this Agreement;

          (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;

          (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court arbitration panel, administrative tribunal or other tribunal; and

          (e) references to a person shall include references to any individual company, body corporate, association, partnership, firm, joint venture, trust or governmental agency.

     12.16 INTEREST. Unless otherwise provided herein to the contrary, any payment required to be made by any party pursuant to this Agreement, if not paid before seven (7) days after the date such payment is required to be made (the "Interest Commencement Date"), shall include interest from the Interest Commencement Date to the date such payment is made, computed at the lesser of an annual rate equal to the prime interest rate published in the Wall Street Journal on the Interest Commencement Date, plus two percent (2%) and the highest rate permitted by law. All requests for payment pursuant to this Section 12.16 shall be accompanied by a certificate of an officer of the party entitled to receive such payment setting forth the amount of the payment due pursuant to this Agreement (without regard to any amounts payable through operation of this Section 12.16), the applicable Interest Commencement Date, and the applicable interest rate.

     12.17 GENDER, NUMBER AND INFERENCES. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

     12.18 DIVISIONS AND HEADINGS. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

     12.19 ENTIRE AGREEMENT/AMENDMENT. This Agreement and the other documents, agreements, schedules and exhibits provided for herein supersede all previous contracts, agreements, letters and letters of intent and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force or effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded unless and until made in writing and signed by all parties hereto. The representations and warranties set forth in this Agreement shall survive the Closing and the execution and delivery of all other agreements described, referenced or contemplated herein and shall not be merged herewith or therewith. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple originals by their authorized officers.

     SELLER:                       FHP, INC.

                                   By: /s/ Westcott W. Price III
                                      -----------------------------------------
                                       Westcott W. Price III

                                   Title: President and Chief Executive Officer
                                          -------------------------------------

                                   Date: April 11, 1996
                                        ---------------------------------------

     BUYER:                        PARACELSUS HEALTHCARE CORPORATION

                                   By: /s/ R. J. Messenger
                                      -----------------------------------------
                                       R. J. Messenger

                                   Title: President and Chief Executive Officer
                                         --------------------------------------

                                   Date: April 11, 1996
                                        ---------------------------------------


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